As filed with the Securities and Exchange Commission on January 13, 2015

Post-Effective Amendment No. 7 to Form S-3 on Form S-1 Registration Statement (No. 333-165661)

Registration No. 333-165661

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 7 TO FORM S-3 ON FORM S-1

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

OVERLAND STORAGE, INC.

(Exact Name of Registrant as Specified in Its Charter)

California	95-3535285
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9112 Spectrum Center Boulevard

San Diego, California 92123

(Address, Including Zip Code, of Principal Executive Offices)

Eric L. Kelly

Chief Executive Officer

Overland Storage, Inc.

9112 Spectrum Center Boulevard

San Diego, California 92123

(858) 571-5555

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Warren T. Lazarow, Esq.

Paul Sieben, Esq.

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025

(650) 473-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 7 to Form S-3 on Form S-1 Registration Statement relates to the Registration Statement (File No. 333-165661) (the “Original Registration Statement”) of Overland Storage, Inc., a California corporation (the “Company”), declared effective by the Securities and Exchange Commission (the “Commission”) on May 19, 2010, which registered shares of the Company’s common stock for resale, from time to time, on behalf of certain selling shareholders. On September 6, 2013 and September 18, 2013, the Registrant filed post-effective amendments to the Original Registration Statement converting the Original Registration Statement into a registration statement on Form S-1, which was declared effective by the Commission on September 19, 2013. On February 12, 2014, February 28, 2014 and March 13, 2014, the Registrant filed post-effective amendments to the Original Registration Statement converting the Original Registration Statement back into a registration statement on Form S-3. On March 31, 2014, the Registrant filed a post-effective amendment to the Original Registration Statement converting the Original Registration Statement back into a registration statement on Form S-1, which was declared effective by the Commission on March 31, 2014.

On December 1, 2014, pursuant to the Agreement and Plan of Merger among the Company, S3D Acquisition Company (“Merger Subsidiary”), a California corporation, and Sphere 3D Corporation (“Parent”), an Ontario corporation, dated as of May 15, 2014 (the “Merger Agreement”), the Company merged with Merger Subsidiary, with the Company surviving such merger as a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, each issued and outstanding share of the Company’s common stock was converted into the right to receive 0.46385 shares of Parent’s common stock.

As a result of the Merger, offerings pursuant to the Original Registration Statement have terminated. The Company is filing this Post-Effective Amendment No. 7 to Form S-3 on Form S-1 Registration Statement to terminate the effectiveness of the Original Registration Statement and remove from registration any and all securities of the Company previously registered but unsold under the Original Registration Statement as of the effective time of the Merger (the “Shares”), in accordance with the undertakings made by the Company in Part II of the Original Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering. The Shares are hereby deregistered.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 7 to Form S-3 on Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on January 13, 2015.

OVERLAND STORAGE, INC.

By:	/s/ Eric Kelly
Name: Title:	Eric Kelly President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 7 to Form S-3 on Form S-1 Registration Statement has been signed by the following persons in the capacities indicated below on January 13, 2015.

Signature	Title

/s/ Eric Kelly	Director, President, and Chief Executive Officer
Eric Kelly	(principal executive officer)

/s/ Kurt L. Kalbfleisch	Senior Vice President, Chief Financial Officer and Secretary
Kurt L. Kalbfleisch	(principal financial and accounting officer)

/s/ Peter Tassiopoulos	Director
Peter Tassiopoulos